Exhibit 1.01

LOGITECH INTERNATIONAL S.A.
CONFLICT MINERALS REPORT
FOR THE REPORTING PERIOD FROM JANUARY 1 TO DECEMBER 31, 2021

SECTION ONE: INTRODUCTION
This report for the calendar year ended December 31, 2021 is prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). In this Conflict Minerals Report (“CMR”), references to “Logitech”, the “Company”, “we”, “us” or “our” refer to Logitech International S.A. and its majority-owned subsidiaries and variable interest entities that are required to be consolidated.
The Rule imposes certain obligations on Securities and Exchange Commission (“SEC”) registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (referred to as “conflict minerals”). Logitech manufactures or contracts to manufacture products that may contain tantalum, tin, tungsten, and gold (“3TG”) that are necessary to the functionality or production of the products. Accordingly, the Company has undertaken the measures described in this CMR to trace the origin of these minerals and whether they may have been sourced from the Covered Countries. The Covered Countries for purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

Statements in this CMR are based on our due diligence activities performed to date in good faith and are based on information available at the time of this filing, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, implementation of compliance measures by our direct and indirect suppliers, incomplete supplier data, availability of smelter and refiner (collectively referred to as “Smelters” in this CMR) data, errors or omissions by suppliers or Smelters, ongoing certification of Smelters, continued guidance or amendments to the Rule, and other factors. Additionally, this CMR contains forward-looking statements reflecting the efforts we strive to achieve in the future as we continue to improve our responsible sourcing program. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. For more information, see Forward-Looking Statements below.

Company Overview
Logitech International S.A., together with its consolidated subsidiaries, (“Logitech” or the “Company”) is a world leader in designing, manufacturing and marketing products that help connect people to digital and cloud experiences. Forty years ago, Logitech created products to improve experiences around the personal computer ("PC") platform, and today it is a multi-brand, multi-category company designing products that enable people to pursue their passions and connect to the world. Logitech's brands include Logitech, Logitech G, ASTRO Gaming, Streamlabs, Blue Microphones, and Ultimate Ears.
Logitech was founded in Switzerland in 1981, and Logitech International S.A. has been the parent holding company of Logitech since 1988. Logitech International S.A. is a Swiss holding company with its registered office in Hautemorges, Switzerland, which conducts its business through subsidiaries in the Americas (including North and South America), EMEA (Europe, Middle East, Africa) and Asia Pacific (including, among other countries, China, Taiwan, Japan, India and Australia). Shares of Logitech International S.A. are listed on both the SIX Swiss Exchange, under the trading symbol LOGN, and the Nasdaq Global Select Market, under the trading symbol LOGI.

Our products primarily participate in four large market opportunities: Creativity & Productivity, Gaming, Video Collaboration, and Music.

On February 17, 2021, Logitech acquired all equity interests of Mevo Inc. ("Mevo"). The Mevo products, and related activities from the acquisition date, are included within the scope of this report. During 2021, Logitech conflict minerals procedures covered the suppliers of Mevo.

SECTION TWO: DESCRIPTION OF PRODUCTS COVERED BY THIS REPORT
Conflict minerals in the form of the 3TG were necessary to the functionality or production of the following categories of products that we manufactured or contracted to have manufactured for us during 2021:

•Creativity and Productivity Products: Pointing devices, Keyboard & Combos, PC Webcams, Tablet & Other Accessories
•Gaming Products: Gaming keyboards, mice, headsets and simulation products such as steering wheels and flight sticks, ASTRO Gaming headsets
•Video Collaboration (VC) Products: ConferenceCams, VC webcams and headsets
•Music Products: Mobile Speakers, Audio & Wearables
These products are more fully described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, which can be accessed on our website at: https://ir.logitech.com/financial-info/sec-filings/ or on the SEC’s website at http://www.sec.gov.

SECTION THREE: REASONABLE COUNTRY OF ORIGIN INQUIRY
For the reporting period from January 1 to December 31, 2021 (“Reporting Period”), Logitech conducted a reasonable country of origin inquiry (“RCOI”) to determine whether any of the conflict minerals necessary to the functionality or production of the products (“Necessary Conflict Minerals”) that we manufactured or contracted to manufacture originated in the Covered Countries. To make this determination, we engaged with our direct suppliers of materials, parts, components or products potentially containing 3TG (“In-Scope Suppliers”) to identify the Smelters of the Necessary Conflict Minerals.
Our RCOI included the following steps:
•From a total of 450 suppliers, 276 out of 450 were identified as In-Scope Suppliers who may contribute Necessary Conflict Minerals to our products. During the Reporting Period, we continued to refine the list of In-Scope Suppliers and removed those which did not use 3TG or were no longer in Logitech’s supply chain.
•We surveyed our In-Scope Suppliers using the current version of the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template Revision 6.1 (“CMRT” or “Template”), which includes questions about the location or mine of origin. In-Scope Suppliers are obligated to make similar efforts to survey their supply chain using CMRT and report the facilities and location or mine of origin for 3TG. Given our position in the supply chain and the fact that Logitech does not directly purchase raw materials, we are several tiers away from the Smelters and country of origin for the 3TG used in our products. We therefore rely on our first-tier suppliers to provide information and we carry out due diligence activities to check and verify the accuracy of information provided by those suppliers.
•We reviewed the information provided by the In-Scope Suppliers with respect to a number of evaluation criteria to assess the adequacy of the information provided and determine the potential for sourcing from the Covered Countries. The reviewing criteria included but was not limited to:
◦Mandatory fields of the CMRT report were complete and accurate;
◦No contradictory information in the CMRT report;
◦The Smelters information was consistent with the Smelter database available to RMI members; and
◦Verification of supplier 3TG reported usage against Bill of Materials by applying established criteria and knowledge of where 3TG materials are utilized at component/part and product levels.
•We followed up with In-Scope Suppliers where necessary to clarify the information they provided or to seek additional information as part of our due diligence efforts.
•We implemented regular review and consolidation of all supplier responses. If any supplier did not provide timely and accurate information, an escalation process was engaged to address non-responders and obtain required information.
•We documented country of origin information of facilities which were identified by In-Scope Suppliers from multiple resources, including the independent third party audit programs (e.g., RMI RCOI data), the survey result of all In-Scope Suppliers, direct contacts with Smelters, and Smelters’ public official statements.

Our RCOI executive outcomes:
We sought and obtained a 100% response rate from In-Scope Suppliers. In-Scope Suppliers’ responses and RMI RCOI data indicated that some of the Smelters used in our supply chain may obtain 3TG from the Covered Countries. Other In-Scope

Suppliers are using 3TG sources from outside the Covered Countries, recycled or scrap 3TG. Accordingly, we conducted due diligence to determine the source of 3TG metals and have prepared this Conflict Minerals Report.

Table 1. RCOI response of Logitech

In-Scope Suppliers #	276
Response Ratio	100%

SECTION FOUR: DUE DILIGENCE MEASURES
We conducted due diligence on the source and chain of custody of the 3TG that are necessary to the functionality or production of our products to ascertain whether these conflict minerals originated in the Covered Countries and directly or indirectly financed or benefited armed groups (as such term is defined by the SEC in Form SD) in any of these countries.

Design of Our Due Diligence Measures
Our conflict minerals due diligence measures are aligned with the requirements of the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (the “OECD Guidance”), as applicable for tin, tantalum, tungsten, gold and downstream companies (as the term is defined in the OECD Guidance), in all material respects. We designed our due diligence measures to:

1.Establish strong company management systems for conflict minerals supply chain due diligence;
2.Identify and assess conflict minerals risks in our supply chain;
3.Design and implement strategies to respond to conflict minerals risks identified;
4.Contribute to independent third-party audits of the due diligence practices of conflict minerals Smelters by participating in industry organizations; and
5.Report on our conflict minerals supply chain due diligence activities annually.
Due Diligence Measures Performed
As a purchaser, Logitech is many tiers removed from the mining of 3TG; Logitech does not purchase raw ore or unrefined conflict minerals, and does not directly purchase from the Covered Countries. The Smelters are consolidating points for raw ore and are best-positioned to determine and know the origin of the ores. For downstream users like Logitech, it is not possible to determine the origin of 3TG without information from suppliers and Smelters.
We are a member of the Responsible Minerals Initiative (“RMI”), an initiative of the Responsible Business Alliance. As a member of the RMI, we leverage the due diligence conducted on Smelters by the RMI’s Responsible Minerals Assurance Process (the “RMAP”). The RMAP uses independent private sector auditors to audit Smelters who agree to participate, including their 3TG chain of custody and the mines of origin. Smelters are deemed to be conformant with RMAP when the independent auditor has taken a risk-based approach to validate Smelters’ company level management processes for responsible mineral procurement. RMAP Assessments are valid for a period of either one or three years, depending on a number of factors.

Our due diligence measures included the following activities:
1.We utilized our existing experienced internal team to implement Logitech’s Conflict Minerals Program again in 2021. The team includes representatives from the following functions: Sustainability, Global Sourcing, Legal, Investor Relations, and Finance.

2.In 2021, we adopted a Responsible Sourcing of Minerals Policy that replaced our 2020 Conflict Minerals Policy. Our Responsible Sourcing of Minerals Policy is available at: https://www.logitech.com/content/dam/logitech/en/sustainability/pdf/resources/responsible-minerals-sourcing-policy-oct-2021.pdf.

3.We established requirements and continued to incorporate these requirements into our standard supplier contracts to define Logitech’s expectations of suppliers regarding sourcing of conflict minerals and reporting of information to Logitech. In addition, the Sustainability team and the Sourcing team quarterly review the new suppliers in order to ensure that they are enrolled in the Logitech’s Conflict Minerals Program.
4.We compared the Smelters identified by relevant In-Scope Suppliers through the supply chain survey against the list of facilities that are conformant to a responsible mineral sourcing validation program or undergoing an assessment such as the RMAP Conformant Smelters & Refiners list, the London Bullion Market Association (the “LBMA”) Good Delivery List, and the Responsible Jewellery Council (the “RJC”) Chain-of-Custody Certification Program.
5.We defined a risk management plan for the relevant In-Scope Suppliers that present a potential conflict minerals risk. In the Reporting Period, we continued to engage with a number of In-Scope Suppliers, e.g. training through video conference and phone. In addition, we requested those In-Scope Suppliers, who reported Smelters not yet participating in an independent third party audit program, to provide an action plan to reach 100% participation by either removing those Smelters from their supply chain or encouraging Smelters to participate in independent third party audit programs. To the extent reasonably possible, we also verified the mine sources information reported by Smelters relying on different resources, e.g., contacting Smelters directly, reviewing publicly available information, and utilizing RMI resources.
6.In the Reporting Period, 79 Smelters that were initially reported as potential sources of 3TG believed to have been in the Logitech supply chain were removed from the Logitech supply chain at Logitech’s request or by suppliers themselves. These Smelters were erroneously or unintentionally reported in 2021 by In-Scope Suppliers but were actually not in our supply chain.
7.We supported the RMI Responsible Minerals Assurance Process, and required relevant In-Scope Suppliers in the Logitech supply chain to encourage the facilities in their supply chain to participate in the RMAP.
8.We also utilized an independent third party to provide an assessment of Smelters disclosed by our In-Scope Suppliers, to conduct Smelter RCOI, verify data and identify risks in Smelters that have not yet undergone the RMAP or that have lost their RMAP conformant status since December 31, 2021.
9.As a RMI member, we also support the refinement and expansion of the RMAP Conformant Smelters & Refiners list of participating Smelters through its membership in the RMI, as well as the smelter engagement efforts in the RMI working group.

SECTION FIVE: DUE DILIGENCE RESULTS
Smelters Due Diligence Results
Our supplier survey data revealed a total of 343 Smelters as potential sources of 3TG in the supply chain. Of these 343 potential Smelters, 79 Smelters were removed from our supply chain or not used in relation to Logitech products (see above) and 11 Smelters were not in active operation. Accordingly, 253 operational Smelter facilities were identified as potential sources of 3TG in our supply chain.
Further verifying the certified status of the 253 Smelters, 234 of these entities were conformant to a responsible mineral sourcing validation program (i.e. the RMAP Conformant Smelters & Refiners list, the LBMA Good Delivery List, or the RJC Chain-of-Custody Certification Program). According to the RMAP Active Smelters & Refiners list, another 10 Smelters are undergoing the RMAP assessment (referred to as “Active” in the table below). In addition, based on a third party assessment and RCOI scoping 9 smelters, we have confirmed these 9 smelters as not sourcing from the Covered Countries or for which we have no reason to believe they are sourcing from the Covered Countries, bringing the total number of smelters identified as “conformant”, “active” or not sourcing from the Covered Countries to 253 (100%).

Table 2 below illustrates our progress with Smelters status compared to reporting year 2020.

Table 2: Progress in Smelters’ Status

	2020		2021
	Number	% of Total	Number	% of Total
Smelters listed as “Conformant” by 3rd party audit program	243	98.4%	234	92.5%
Smelters listed as “Active” by 3rd party audit program	4	1.6%	10	3.9%
Smelters confirmed by an independent 3rd party assessment to not sourcing from the Covered Countries	—	—%	9	3.6%
Total	247	100%	253	100%
Table 3 further illustrates our results for each 3TG metal by setting forth the number and percentage of Smelters’ facilities that were either participated in a third party validation program or confirmed by an independent third party to not sourcing from the Covered Countries as of April 21, 2022.

Table 3: 2021 Smelters Participating in Third Party Audit Programs or confirmed by an independent 3rd party to not be sourcing from the Covered Countries, by Metal

Metal	Smelters participating in third party audit programs or confirmed by an independent third party to not sourcing from the Covered Countries
Tantalum	37 of 37 (100%)
Tin	63 of 63 (100%)
Tungsten	43 of 43 (100%)
Gold	110 of 110 (100%)

As result of our due diligence activities summarized above, we determined the following as of April 21, 2022:
•All 253 Smelters identified by our In-Scope Suppliers are either conformant to a third party responsible minerals sourcing audit program, have begun participating in such a program, or have been confirmed by an independent 3rd party to not be sourcing from the Covered Countries, for the Reporting Period.
•We have no reason to believe that any of the 253 Smelters directly or indirectly finance or benefit armed groups in the Covered Countries.
Appendix A provides the complete list of 253 Smelters identified in Logitech’s supply chain which processed 3TG during the Reporting Period. Appendix A lists each Smelter by metal, smelter name, and location country. Based on the information provided by Logitech’s suppliers, Smelters, as well as from third party audit programs, Logitech believes that the 3TG contained in its products originated from the countries listed in Appendix B, as well as from recycled and scrap sources.

Efforts to Determine the Conflict Minerals’ Mine or Location of Origin
Through our participation in RMI, the OECD implementation programs, and requesting our suppliers to complete the CMRT, we have determined that seeking information about 3TG Smelters in our supply chain represents the most reasonable effort we can make to determine the mine or location of origin of the 3TG in our supply chain, as outlined in Section Four above (“Due Diligence Measures”).

SECTION SIX: STEPS TO BE TAKEN TO MITIGATE RISK
Logitech currently intends to undertake the following steps, during the next compliance period, with the intention of further mitigating risks associated with supply chain sourcing and conflict minerals:
•Require that 3TG sourcing Smelters remain at 100% participating in the third party audit programs.

◦Retain the same approach in existing suppliers through due diligence management

◦Request action from our direct suppliers to have the Smelters that were removed from the RMAP Conformant list to either re-apply and re-obtain their “Conformant” status or remove them from the supply chain; and
◦Early engagement with new suppliers to address 3TG sourcing with a consistent approach
•Continue our training, auditing, engagement and other due diligence activities with suppliers to:
◦Require all In-Scope Suppliers understand and fully comply with our established Conflict Minerals Policy and associated requirements;
◦Maintain oversight of our supply chain and identify the source of any 3TG;
◦Strengthen internal partnerships to identify raw material risk at an early product development stage;
◦Confirm the status of identified Smelters through independent Responsible Minerals Smelter validation programs; and
◦Encourage Smelters to participate in third party audit programs such as the RMI Responsible Minerals Assurance Process or equivalent programs.
•Continue our support of RMI to encourage further adoption and improvement of relevant good practices, programs, tools and standards.
•Develop due diligence plans showing the actions the supplier will take to engage, request and encourage Smelters that are not yet engaged in RMAP, or an equivalent certification program, to engage in such programs and to obtain evidence of responsible minerals status.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements within the meaning of the federal securities laws including statements related to our business, products and conflict minerals efforts, design of our due diligence measures and related goals, our list of sourcing countries, and steps we intend to take in the future to mitigate the risk that the conflict minerals used in our products directly or indirectly finance or benefit armed groups in the Covered Countries. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements also include, among others, those statements including the words "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "should," "will" and similar language. These statements reflect our views and assumptions as of the date of this Report. All forward-looking statements involve risks and uncertainties that could cause our actual performance to differ materially from those anticipated in the forward-looking statements depending on a variety of factors, including implementation of compliance measures by our direct and indirect suppliers, incomplete supplier data, availability of Smelter data, errors or omissions by suppliers or Smelters, ongoing certification of Smelters, failure to carry out our plans in a timely manner or at all; lack of cooperation by our suppliers, their respective suppliers and smelters; uncertainties introduced to our supply chain by acquisitions; internal and external resource constraints; political developments in the Covered Countries and regulatory developments in the United States, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

Appendix A

Identified Smelters in Logitech’s Supply Chain for Reporting Year 2021

This list presents consolidated information compiled from the CMRT forms provided by our In-Scope Suppliers, and the Smelter names and location as reported by the RMI as of April 21, 2022.

Metal	Smelter Name	Smelter Location Country
Tantalum	Asaka Riken Co., Ltd.	Japan
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Meta Materials	North Macedonia
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	QuantumClean	United States of America
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tin	Alpha	United States of America
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China

Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Kai Meng Industry and Trade LLC*	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S.A.*	Brazil
Tin	Metallic Resources, Inc.	United States of America
Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Serumpun	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT REFINED BANGKA TIN	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil

Tin	Rui Da Hung	Taiwan, Province Of China
Tin	Soft Metais Ltda.	Brazil
Tin	Super Ligas	Brazil
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Vietnam
Tin	Thaisarco	Thailand
Tin	Tin Technology & Refining	United States of America
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	GEM Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation
Tungsten	Kennametal Fallon	United States of America
Tungsten	Kennametal Huntsville	United States of America
Tungsten	KGETS Co., Ltd.	Korea, Republic Of
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Vietnam
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Wolfram Bergbau und Hutten AG	Austria

Tungsten	Woltech Korea Co., Ltd.	Korea, Republic Of
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Gold	8853 S.p.A.	Italy
Gold	Advanced Chemical Company	United States of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	C.I Metales Procesados Industriales SAS	Colombia
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Dowa	Japan
Gold	DSC (Do Sung Corporation)	Korea, Republic Of
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Geib Refining Corporation	United States of America
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JSC Novosibirsk Refinery**	Russian Federation
Gold	JSC Uralelectromed**	Russian Federation

Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
Gold	L'Orfebre S.A.	Andorra
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of
Gold	LT Metal Ltd.	Korea, Republic Of
Gold	Marsam Metals	Brazil
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Moscow Special Alloys Processing Plant**	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	NH Recytech Company	Korea, Republic Of
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)***	Russian Federation
Gold	PAMP S.A.	Switzerland
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	Prioksky Plant of Non-Ferrous Metals**	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Royal Canadian Mint	Canada
Gold	SAAMP	France
Gold	Safimet S.p.A	Italy
Gold	Safina a.s.	Czechia
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong gold smelting Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals**	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China

Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Torecom	Korea, Republic Of
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

* The Smelter has changed its audit status since 2022-Jan-1.
** The Russian Federation is not a Covered Country for purposes of Rule 13p-1 under the Securities Exchange Act of 1934 following which this Report is prepared. However, we use LBMA and RMAP in our smelter due diligence process. The Smelters located in the Russian Federation were not on the sanction list during the Reporting Period. The smelters were subsequently suspended on March 7, 2022 from the LBMA and RMAP conformant smelters list in light of sanctions imposed against Russia by a number of countries and the European Union.

Appendix B

List of Sourcing Countries

Potential Countries of Origin for Conflict Minerals associated with the Smelters listed in Appendix A.
(Based on RMI Conformant Smelter Source Information data)

Argentina	Eritrea	Mali	Sierra Leone
Armenia	Ethiopia	Mauritania	Slovakia
Australia	Fiji	Mexico	South Africa
Austria	Finland	Mongolia	South Korea
Azerbaijan	French Guiana	Mozambique	Spain
Benin	Germany	Myanmar	Sudan
Bolivia (Plurinational State of)	Ghana	Namibia	Suriname
Botswana	Guatemala	New Zealand	Swaziland
Brazil	Guinea	Nicaragua	Sweden
Burkina Faso	Guyana	Niger	Taiwan
Burundi*	Honduras	Nigeria	Tanzania*
Canada	India	Oman	Thailand
Chile	Indonesia	Panama	Turkey
China	Japan	Papua New Guinea	Uganda*
Colombia	Kazakhstan	Peru	United States of America
Democratic Republic of the Congo*	Kenya	Philippines	Uzbekistan
Côte d'Ivoire	Kyrgyzstan	Portugal	Venezuela
Cuba**	Laos	Russian Federation***	Vietnam
Dominican Republic	Liberia	Rwanda*	Zambia*
Ecuador	Madagascar	Saudi Arabia	Zimbabwe
Egypt	Malaysia	Senegal
* Covered Countries.
** The country was identified as potential countries of origin for minerals associated with the Smelters listed in Appendix A. Logitech has no affirmative knowledge that minerals from these countries are incorporated into Logitech products. To the extent that minerals from these countries were used, they would have been substantially transformed before being incorporated into products outside of the United States in a third country by a person other than a United States person.
*** The Russian Federation is not a Covered Country for purposes of Rule 13p-1 under the Securities Exchange Act of 1934 following which this Report is prepared. For more information, see Appendix A above.